EXHIBIT 99.1

Spirit Airlines Reports May 2014 Traffic

MIRAMAR, Fla. (June 9, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for May 2014.

Traffic (revenue passenger miles) in May 2014 increased 18.7 percent versus May 2013 on a capacity (available seat miles) increase of 18.3 percent. Load factor for May 2014 was 87.2 percent, an increase of 0.3 points as compared to May 2013. Spirit's preliminary completion factor for May 2014 was 99.0 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended May 31, 2014 and 2013.

	May 2014	May 2013	Change
Revenue passenger miles (RPMs) (000)	1,189,662	1,002,186	18.7%
Available seat miles (ASMs) (000)	1,364,974	1,153,501	18.3%
Load factor	87.2%	86.9%	0.3 pts
Passenger flight segments	1,216,315	1,060,735	14.7%
Average stage length (miles)	971	930	4.4%
Total departures	8,696	7,723	12.6%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	5,591,884	4,562,386	22.6%
Available seat miles (ASMs) (000)	6,447,117	5,381,492	19.8%
Load factor	86.7%	84.8%	1.9 pts
Passenger flight segments	5,609,054	4,796,155	16.9%
Average stage length (miles)	991	937	5.8%
Total departures	40,400	35,840	12.7%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows customers to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 270 daily flights to 55 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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